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                                                                      EXHIBIT 14

                                O'CHARLEY'S INC.

                                 CODE OF CONDUCT
                               AND BUSINESS ETHICS

                                     POLICY

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                                TABLE OF CONTENTS

GENERAL POLICY.....................................................................   1

BUSINESS CONDUCT...................................................................   1

         EMPLOYEE CONDUCT..........................................................   1

         CONFIDENTIALITY...........................................................   1

         USE OF ELECTRONIC MAIL....................................................   2

         INTEGRITY OF RECORDS, STATEMENTS AND REPORTS

         AND COMPLIANCE WITH ACCOUNTING PROCEDURES.................................   2

         POLITICAL CONTRIBUTIONS...................................................   4

         BRIBERY AND KICKBACKS.....................................................   4

         GIFTS AND CONTRIBUTIONS...................................................   4

GOVERNMENT REQUESTS................................................................   5

CONFLICTS OF INTEREST..............................................................   5

         OUTSIDE ACTIVITIES........................................................   5

         PERSONAL FINANCIAL INTEREST...............................................   5

         PROTECTION AND USE OF COMPANY PERSONNEL OR PROPERTY.......................   5

         BUYING OR SELLING STOCK WHILE POSSESSING INSIDE INFORMATION...............   6

FAIR EMPLOYMENT PRACTICES..........................................................   6

         RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, AGE AND DISABILITY...........   6

         HARASSMENT................................................................   7

MISAPPROPRIATION OF PROPRIETARY INFORMATION........................................   7

SAFETY AND QUALITY OF FOOD AND OTHER PRODUCTS......................................   8

ENVIRONMENTAL COMPLIANCE...........................................................   8

PURCHASING.........................................................................   8

CODE IMPLEMENTATION................................................................   8

         COMPLIANCE OFFICER........................................................  10

         WAIVER....................................................................  10

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
RESERVATION OF RIGHTS..............................................................  10

EMPLOYEE-AT-WILL...................................................................  11

COMPANY POLICIES...................................................................  12

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GENERAL POLICY

         O'Charley's Inc. (the "Company") is committed to achieving high standards of workplace conduct and business, personal and ethical conduct. Through performance in accordance with these standards, the Company and all of its employees will merit and enjoy the respect of one another, our shareholders, our customers, our suppliers and the public.

         It is the personal responsibility of all employees who are required to sign this agreement to acquaint themselves with all legal and policy standards and restrictions applicable to their assigned duties and responsibilities, and to conduct themselves accordingly. Over and above the strictly legal aspects involved, all Company personnel are expected to observe high standards of business and personal ethics in the discharge of their assigned duties. This Code of Conduct (the "Code") is designed to help ensure that these things occur. This Code is not meant to cover all situations. Any doubts as to the appropriateness of a particular situation, whether or not described in this Code, should be submitted either to your immediate supervisor or the Company's Compliance Officer whose role is discussed later in this document.

BUSINESS CONDUCT

                  Employee Conduct. Each employee of the Company must exercise the highest standards of personal conduct in such employee's dealings with the Company, its customers and suppliers, government officials and other employees. Employees must comply fully with the letter and spirit of all applicable statutes and regulations. Disregard of the law may result in severe penalties to the Company and to the employee.

                  Confidentiality. Employees frequently have access to confidential information concerning the Company's business. Safeguarding confidential information is essential to the conduct of the Company. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know. Employees should be careful to guard against accidental disclosure of confidential information through conversations that may be overheard in public places such as restaurants, airplanes and elevators.

                  Salary, benefits and other personal information relating to employees shall be treated as confidential. Personnel files, payroll information, disciplinary matters and similar information shall be maintained in a manner designed to ensure confidentiality in accordance with applicable laws. Employees will exercise due care to prevent the release or sharing of information beyond those persons who may need such information to fulfill their job function.

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                  Any requests for information arising through a legal process
         (e.g., subpoena or court order) must be processed through the designated avenues within the Company. All requests related to the Company's financial records must first be referred to the Chief Financial Officer before the release of the information can occur.

                  All news inquiries should be directed to either the concept President, Vice-President of Human Resources Support Services, Vice-President of Marketing, Chief Support Officer, Chief Financial Officer, Chief Operating Officer or Chief Executive Officer.

                  Use of Electronic and Voice Mail. All electronic and telephonic communications and stored information transmitted, received or archived in O'Charley's, Inc. electronic or telephonic communication systems or computers are the property of the company. While O'Charley's, Inc. reserves the right, employee's should not attempt to enter, monitor, access, retrieve or disclose information from another's email, voice mail, or computer files without the express permission of the Chief Information Officer, Vice-President of Human Resources Support Services or a Vice-President of Operations. Access to the disclosure of e-mail, voice mail and information on computer systems should be limited to authorized employees who, for company business purposes, have a need to know.

                  E-mail or voice mail shall not be used to transmit vulgar, profane, insulting or offensive messages. Among those which are considered to be offensive are any messages which contain sexual implications, racial slurs, gender specific comments, or any other comment that offensively addresses someone's age, sexual orientation, religious or political beliefs, national origin, or disability.

                  Integrity of Records, Statements and Reports and Compliance with Accounting Procedures. Accuracy and reliability in the preparation of all business records, financial statements and reports to regulatory and other government agencies is of critical importance to the business decision-making process and to the proper discharge of the Company's financial, legal and reporting obligations. To this end, the Company shall:

         - comply with generally accepted accounting principles at all times;

         - maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

         - maintain books and records that accurately and fairly reflect the Company's transactions;

         - prohibit the establishment of any undisclosed or unrecorded funds or assets; and

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         -        maintain a system of internal controls that will provide
                  reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared.

                  Each employee should ensure that all business records, expense accounts, vouchers, bills and payroll records and other statements and reports are prepared timely and with care and honesty. False or misleading entries are prohibited. It is the responsibility of all employees to ensure that both the letter and the spirit of corporate accounting and internal control procedures are strictly adhered to at all times.

                  No employee shall directly or indirectly take any action, or encourage anyone to take an action; to improperly influence, coerce, manipulate, or mislead any independent public accountant engaged in the performance of an audit or review of the Company's financial statements. Some examples of improper action include any action causing the Company's independent auditors to (a) issue a report on the Company's financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards, or other standards), (b) not perform audit, review or other procedures required by generally accepted auditing standards or other professional standards, (c) not to withdraw an issued report, or (d) not communicate matters to the Company's Audit Committee. Improper action also includes: (a) offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services, (b) providing an auditor with inaccurate or misleading legal analysis, (c) threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company's accounting,
         (d) seeking to have a partner removed from the audit engagement because the partner objects to the Company's accounting, (e) blackmailing, or
         (f) making physical threats.

                  The Company has established a Disclosure Committee to assist management in the full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.

                  It is the responsibility of each employee to:

         - promptly bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public findings;

         - promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and

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                  report financial data or (b) any fraud, whether or not
                  material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls; and

         - promptly bring to the attention of the CFO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

                  Political Contributions. No funds or assets of the Company will be used for federal, state, or local political campaign contributions without the prior approval of the CFO, COO or CEO. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fundraising events or the furnishing of any other goods, services or equipment to political parties or committees.

                  The U.S. Foreign Corrupt Practices Act prohibits the Company from giving anything of value, directly or indirectly, to foreign government officials, parties or candidates to obtain or retain business. Accordingly, no funds or assets of the Company will be used or offered, directly or indirectly, for political contributions outside the United States, even where permitted by applicable law, without the prior written approval of the Chief Financial Officer of the Company.

                  The above prohibitions apply only to the direct or indirect use of corporate funds or assets for political purposes and are, of course, not intended to discourage employees from making personal contributions to candidates, parties or committees of their choice. Under no circumstances will employees be reimbursed in any way for personal contributions.

                  Bribery and Kickbacks. An employee may not give anything of value to any customer or potential customer as an inducement to obtain favorable treatment personally. Similarly, employees are prohibited from giving anything of value to public officials, as an inducement to have a law or regulation enacted, defeated or violated.

                  Gifts and Contributions. The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and have the potential to unduly influence judgment or create a feeling of obligation, employees should not accept them. Employees may not solicit any kind of gift, contribution, service or any personal benefit from present or potential suppliers or vendors. Employees are prohibited from accepting gifts of money, whether solicited or unsolicited. Employees may not accept non-monetary unsolicited gifts, contributions, prizes or entertainment unless consistent with normal business customs. Gifts, which may be considered excessive, require the prior

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         approval of the Compliance Officer or, the Chief Financial Officer in
         the case of the Board of Directors.

GOVERNMENT REQUESTS

         It is the Company's policy to cooperate with all reasonable requests from government authorities. All requests for information should be responded to with complete and accurate information. In addition, documents should always be retained in accordance with the Company's document retention policy and should never be concealed, altered or destroyed in anticipation of, or in response to, any investigation. Any request for information from a government authority, other than routine items requested in the ordinary course of business, should be reported to the Chief Financial Officer so that the Company may consult its legal counsel about the request prior to providing any information.

CONFLICTS OF INTEREST

         A conflict of interest occurs when an employee's individual private interest interferes, or appears to interfere, in any way with the interests of the Company. Following are certain ways that a conflict of interest may arise, but they are by no means a comprehensive list. If any employee believes that he or she or another employee may have an actual or potential conflict of interest with the Company, the employee should immediately report it to his or her supervisor or the Compliance Officer.

                  Outside Activities. The Company expects its employees to devote their full energies to their work during their working hours. Therefore, an employee's outside activities must not reflect adversely on the Company or give rise to a real or apparent conflict of interest with the employee's duties with the Company. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

                  Personal Financial Interest. Employees, and members of their household, should avoid any outside financial interests that might conflict with the Company's interests and shall promptly notify the Compliance Officer upon becoming aware of any such potential conflict.

                  Protection and Use of Company Personnel or Property. Directors, officers and employees shall not use the Company's employees or property for purposes other than those related to Company business except as specifically authorized by their immediate supervisor. Employees are prohibited from the unauthorized use or taking of the Company's equipment, supplies, software, data, intellectual property, materials or products. Prior to engaging in any activity on the Company's time, which will result in remuneration to the employee or the use of Company equipment, supplies, materials or services for personal or non-work related purposes, employees must obtain the approval of their supervisor.

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                  Buying or Selling Stock While Possessing Inside Information.
         Numerous complex laws regulate stock transactions. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations. The information contained in the Code is a summary of the Company's Insider Trading Policy (the "Policy"), and employees are encouraged to consult the Policy for a complete description.

         1. Employees who know any "material" fact about the Company that has not been disclosed to the public ("inside information") may not buy or sell the Company's stock until reasonable time has passed after the information has been disclosed to the public. "Material" information means facts that would be likely to cause the value of the stock to go up or down. Examples include knowledge of corporate, concept or store level sales or expense information; earnings figures; acquisitions; mergers; and sales of businesses.

         2. In addition, employees can be legally liable if someone outside the Company trades in the Company stock based on a "tip" of inside information given by an employee. Company policy forbids giving confidential information about the Company to outsiders except under limited circumstances approved by legal counsel.

         3. Specific additional legal restrictions on Company stock trading apply to corporate officers and directors, who have been furnished with detailed explanations of these restrictions.

         4. Trading in the stock of outside concerns while in the possession of material inside information is also prohibited. Examples of material inside information, which might be obtained as a result of an employee's position with the Company, include proposed acquisitions of outside concerns or awards of important contracts to suppliers of the Company.

FAIR EMPLOYMENT PRACTICES

                  Race, Color, Religion, National Origin, Citizenship, Veteran Status, Sex, Age and Disability. Diversity is not only a welcomed reality in today's competitive work force, but also a key to increased productivity. Employees at the Company were recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse co-workers, the Company must be committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age or disability unrelated to ability to do the job. Employees must all keep in mind that equal employment opportunity is indispensable in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and

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         Company sponsored educational, social and recreational programs. The
         Company will move affirmatively and aggressively toward full and equal participation for each and every one of its employees as a matter of sound moral, legal and business policy. The Company steadfastly requires all of its employees to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a diverse place of employment that encourages each person to contribute to her or his fullest potential.

                  Harassment. Every person conducting business on Company premises, whether or not employed by the Company, must refrain from engaging in any verbal or physical conduct that could be construed as harassment. Conduct by an employee that is offensive or is otherwise damaging or harmful to another will not be tolerated. In addition, each employee must refrain from all types of conduct that might be considered sexual harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee's status of employment (e.g. pay, promotion, assignment, termination, etc.). In addition to offending -- if not injuring -- the victim of such conduct, sexual harassment is counterproductive to sound business policy. Any employee who experiences, witnesses or becomes aware of an act of harassment should report it immediately.

MISAPPROPRIATION OF PROPRIETARY INFORMATION

         Certain copyrights and trademarks owned by the Company are valuable assets. Each employee must carefully consider any action that could dilute or affect in any way the Company's copyright and trademark interests. No employee should enter into any agreement to transfer, assign or license the Company's copyrights or trademarks without the prior approval of the Company's Chief Financial Officer, President or Chief Executive Officer.

         In addition to protecting the Company's intellectual property rights, the Company respects the valid intellectual property rights of others. It is the policy of the Company to comply fully with all laws of the United States and each state where the Company conducts business concerning intellectual property matters. No employee shall copy, cause to have copies made or otherwise use any video tapes, audio tapes, other sound recordings, written works, musical works, computer software or any other "work of authorship" protected by copyright in violation of such copyright without the written consent of the copyright holder. Such written consent shall be obtained whether or not the "work of authorship" bears evidence of copyright. Software programs, which are licensed to the Company for use by its employees, are subject to specific use requirements as authorized in the licensing agreement. No employee should copy any software programs owned or used by the Company until the employee has contacted the Company's Chief Information Officer to determine whether such copying is permitted.

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         Any question whether a proposed action would infringe upon the rights of another company or individual should be referred directly to the Chief Executive Officer, President or Chief Financial Officer. Such matters include copying or distributing written work prepared by others, using signs or symbols that may be trademarks or service marks, or doing Company business under any name other than the Company's or any subsidiary's name.

         In addition, employees shall not use confidential business information obtained from competitors, including customer lists, price lists, contracts, or other information in violation of a covenant not to compete, prior employment agreements or in any other manner likely to provide an unfair or illegal competitive advantage to the Company.

SAFETY AND QUALITY OF FOOD AND OTHER PRODUCTS

         The safety and quality of the Company's food and other products are critical to maintaining the trust of customers and the Company's reputation. It is a goal of the Company to provide safe products that meet high quality standards. It is the policy of the Company to comply with all food and product safety laws applicable to the Company and its operations. Each employee is expected to acquaint himself or herself with all food safety and other laws and procedures applicable to the employee's assigned duties and comply with all such laws and procedures.

ENVIRONMENTAL COMPLIANCE

         It is the policy of the Company to comply with all environmental laws and regulations as they relate to our operations. We will comply with all environmental laws and operate each of our restaurants, our commissaries and other facilities with the necessary permits, approvals and controls. Each employee should diligently employ proper procedures with respect to the handling of hazardous materials and immediately alert his or her supervisor to any discharge of hazardous material or any situations, which may be potentially damaging to the environment.

PURCHASING

         Employees purchasing products on behalf of the Company must do so based on the best interests of the Company without regard to outside influences or personal interests. Employees making purchasing decisions on behalf of the Company should, consistent with the Company's policies, obtain bids for products and services, evaluate the quality of goods and services provided and verify product liability coverage by the supplier. Agreements with suppliers should be written and clearly set forth the terms of the purchase.

CODE IMPLEMENTATION

         Ethical conduct means being correct from the standpoint of legal, propriety and social judgment. It also means avoiding any actions that would violate these standards.

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         All Directors and above are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor.

         If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of the Company, that employee should report it promptly, fully and objectively to people who are in a position to respond to the matter, preferably in writing. The normal disclosure procedure involves reporting misconduct to a supervisor.

         If an employee wishes to remain completely anonymous, that employee may submit his or her report through 800/43 CHARLEY (800/432-4275) if they are with O'Charley's or Stoney River, or 877/293-0299 for Ninety-Nine Restaurant & Pub employees. All reports must contain sufficient information for an appropriate investigation to occur. The Company will attempt to treat such reports with the utmost discretion and to protect the identity of the employee who has made the request to the maximum extent and as may be permitted under applicable law.

         When an employee is in doubt as to how a specific ethical or other situation covered by this Code should be handled, the employee should seek assistance from other Company sources. As a general rule, the employee should initially address such questions to his or her own supervisor. If the supervisor's response is not satisfactory or if, because of the nature of the issue, the employee would prefer to report the problem to someone else, the employee should report to the next highest level of authority. If these procedures do not satisfactorily deal with the situation, the employee should take the matter up with the Human Resources Manager, the Vice-President of Human Resources Support Services or the Compliance Officer, whose role is discussed below.

         All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the supervisor or Compliance Officer shall see that corrective action takes place appropriately. The Company will weigh relevant facts and circumstances, including, but not limited to, the extent to which the behavior was contrary to the express language or general intent of the Code, the seriousness of the behavior, the employee's history with the Company and other factors which the Company deems relevant. Violations of the Code may result in discipline ranging from warnings and reprimand to discharge or, where appropriate, the filing of a civil or criminal complaint. In addition, managers and supervisors may be sanctioned for failure to instruct adequately their subordinates or for failing to detect non-compliance with applicable policies and legal requirements, where reasonable diligence on the part of the manager or supervisor would have led to the discovery of any problems or violations and given the Company the opportunity to correct them earlier.

         No adverse action or retribution of any kind will be taken by the Company against an employee solely because he or she reports in good faith a suspected violation of this Code or other irregularity by any person other than the reporting employee. Any

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employee responsible for retaliation against an individual who in good faith reports a known or suspected violation will be subject to disciplinary action. Any employee who knowingly makes a false report will be subject to disciplinary action.

         If an employee is approached by anyone inside or outside of the Company with a request to do something the employee recognizes to be illegal or unethical, the employee should refuse. The employee should tell the person making the request that such conduct is contrary to the Company's policy and then report the incident to the employee's supervisor. No supervisor may direct a subordinate to violate this Code.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY ARE SPECIFICALLY ADDRESSED IN THE CODE.

         Compliance Officer. In order to help ensure compliance with this Code, the Company has appointed a Compliance Officer who is the Company's Chief Support Officer. The Compliance Officer will have the responsibility for overseeing the following duties:

         1. Coordinating periodic reviews and updating this Code as necessary;

         2. Ensuring that each employee who is subject to the Code of Conduct, or who has responsibility as a process owner for decisions made within the company, is given a copy of this Code immediately after employment and that each such employee signs an acknowledgment annually that he or she has read, understands and supports this Code;

         3.       Maintaining records related to this Code; and

         4. Performing such other activities as may be reasonably related to the foregoing or are required to ensure a successful application of the program contemplated by this Code.

         The Compliance Officer shall make periodic reports to the Company's Chief Executive Officer and the Audit Committee of the Board of Directors concerning compliance with these requirements.

                  Waiver. A waiver of any provision of this Code with respect to the Company, the CFO, COO or the CEO may only be given by the Audit Committee of the Board of Directors.

RESERVATION OF RIGHTS

         The Company reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion.

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EMPLOYEE-AT-WILL

         Nothing contained in this Code is to be construed or interpreted to create a contract of employment, either express or implied, nor is anything contained in this Code intended to alter a person's status of "employment-at-will" with the Company to any other status.

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COMPANY POLICIES

         The Company has adopted policies consistent with this Code, which may address certain matters set forth in this Code in more detail. Employees are encouraged to consult the Company's Policy Manual for more information regarding these matters.

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                                O'CHARLEY'S INC.
                       CODE OF CONDUCT AND BUSINESS ETHICS
                               CERTIFICATION PAGE

In accordance with the Policy on Code of Conduct and Business Ethics, you are required annually to provide the company with the certification as set forth below. Employees who fail to disclose reportable interests or relationships, or who fail to comply with the Company's policies shall be subject to disciplinary action up to and including termination.

The undersigned hereby certifies as follows:

         1. I have read and understand the Company's Code of Conduct and Business Ethics (the "Code of Conduct").

         2. I am not aware of any illegal or unethical conduct or behavior in violation of the Code of Conduct by me or by any other employee in the Company that has not been reported.

         3.       I agree to comply with the Code of Conduct.

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                    Signature                              Position

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                    Print Name                             Date